EXHIBIT 11.1
                      AMERICAN BIOMED, INC. AND SUBSIDIARY

                      COMPUTATION OF LOSS PER COMMON SHARE
                                  (Unaudited)

                                                                         Three Months Ended               Six Months Ended
                                                                               June 30,                         June 30,
                                                                         1997            1996           1997               1996
                                                                    ------------    ------------    ------------      ------------
Computation of loss per common share:

     Net Loss                                                      $    (558,911)   $    (727,599)   $  (1,203,204)   $(1,227,396)

     Less preferred stock dividends
                                                                                                                         (540,556)
                                                                   -------------    -------------    -------------    -----------
     Net loss available to common shareholders                     $    (558,911)   $    (727,599)   $  (1,203,204)   $ 1,767,952)
                                                                   =============    =============    =============    ===========

     Weighted average number of common
         shares outstanding                                           14,565,103       10,214,725       14,278,688      9,873,928
                                                                   =============    =============    =============    ===========

      Loss per common share                                        $        (.04)   $        (.07)   $        (.08)   $      (.18)
                                                                   =============    =============    =============    ===========

Computation of loss per common share assuming full dilution (A):

       Weighted average number of shares
            outstanding                                               14,565,103       10,214,725       14,278,688      9,873,928
                                                                   =============    =============    =============    ===========

        Loss per common share assuming full
            dilution                                               $        (.04)   $        (.07)   $        (.08)   $      (.18)
                                                                   =============    =============    =============    ===========

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(A)  This  calculation  is submitted in accordance  with  Securities and
     Exchange Act of 1934 Release No. 9083 although it is contrary to APB Opinion 15 because it does not result in any dilution.